Exhibit 99.1

Venaxis Files for CE Mark and Prepares for European Commercialization

Company Provides Update on U.S. Pivotal Trial and Product Manufacturing

CASTLE ROCK, Colo., December 21, 2012 — Venaxis, Inc. (Nasdaq: APPY), an in vitro diagnostic company, today announced it has filed for CE Mark approval in Europe for APPY1, the Company’s blood-based appendicitis test.  Based upon the standard protocol for submission of its technical file for APPY1 through the Company’s authorized representative, Venaxis expects to obtain CE Mark under the European Economic Area by the end of the year.  Initial commercialization in Europe is planned to commence in the first quarter 2013 in key territories, including the UK, Italy, France, Germany and Benelux countries.

As part of the technical data submission for CE marking, Venaxis successfully produced multiple commercial-scale manufacturing lots of APPY1.  Based upon successful analytical testing of these individual lots, conformity of the product with CE requirements has been declared.  These product lots will support the initial European launch, as well as the planned U.S. pivotal trial.

Don Hurd, Chief Commercial Officer of Venaxis, stated, “This is a landmark accomplishment for Venaxis.  I congratulate our team for their successful execution on the multitude of stringent provisions and directives required for CE marking, which include capabilities in product development, lot manufacturing, packaging and labeling design.  Meeting these high standards is not a trivial endeavor and it would not have been possible without significant dedication by our team.  With the completion of this important regulatory step, we are focusing on market development.  Our goal in Europe is to be positioned for a successful launch as soon as possible after obtaining CE Mark, and I’m proud to say that we are well on our way to meeting that goal.  We continue to advance our discussions with potential distributors as well as glean meaningful market insight from the key opinion leader hospital sites we are engaging in our target territories.  We look forward to providing further updates on our progress as we prepare to launch APPY1 in Europe.”

The Company has begun the process of developing relationships with five to eight select hospitals in each of the target European territories.  The goal is to establish Venaxis and APPY1 with key professionals at these key opinion leader hospital sites in order to develop a potential customer base.  These relationships will help Venaxis validate its current assumptions about the European market, as well as allow the Company to better understand the optimal approach to full-scale launch.  These market development efforts remain a top priority for Venaxis and will continue into 2013 as the launch progresses.

In addition to developing the European market, Venaxis is actively focused on training hospital sites for its pivotal clinical study of APPY1 in the United States.  Most sites are prepared to begin enrolling patients into the study, with training either completed or scheduled for near-term completion with laboratory personnel at the participating sites.  Ultimately, the study is expected to enroll a total of approximately 2,000 net evaluable patients at approximately 28 hospital emergency departments across the United States.  In parallel, the FDA recently offered Venaxis the option to conduct a follow-up call to discuss the protocol enhancements made by the Company following its September pre-IDE meeting.  Venaxis will take advantage of this opportunity, and accordingly, the follow-up call has been scheduled for early January.  Venaxis plans to commence patient enrollment after the follow-up call with the FDA is completed and continues to anticipate that all hospital sites will be on-line and enrolling patients in early 2013.

Steve Lundy, President and CEO of Venaxis, stated, “We are currently prepared to begin enrolling patients into the pivotal study; however, we believe it is in Venaxis’ best interest, and the best interest of our shareholders, to leverage every available opportunity to interact with the FDA.  Therefore, we welcome further discussion of the APPY1 U.S. regulatory process, in an effort to maximize our potential for successful clearance of our test.  As we move forward with our commercial plans in Europe, we are encouraged by the FDA’s ongoing dialogue with us regarding our pivotal U.S. study.  As we continue our clinical development, we look forward to completing the pivotal trial, sharing the outcome and data with you when it is available, and submitting it to the FDA for such clearance.”

About Venaxis, Inc.
Venaxis, Inc. (formerly AspenBio Pharma, Inc.) is an in vitro diagnostic company focused on the clinical development and commercialization of its blood-based appendicitis test, APPY1.  The unique appendicitis test has projected high sensitivity and negative predictive value and is designed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  APPY1 is being developed initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging.  For more information, visit www.venaxis.com.

Forward-Looking Statements

This press release includes "forward-looking statements" of Venaxis, Inc. (“Venaxis”) (formerly AspenBio Pharma, Inc.) as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for APPY1 required for FDA submission, obtain FDA clearance or approval, complete and obtain CE Mark, cost effectively manufacture and generate revenues from APPY1, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in Venaxis’ recent filings with the SEC, including its Form 10-Q for the period ended September 30, 2012, filed on November 7, 2012.

For Investors & Media:
Joshua Drumm, PhD / Jason Rando
Tiberend Strategic Advisors, Inc.
(212) 827-0020
jdrumm@tiberend.com
jrando@tiberend.com